Exhibit 10.13

KRATON POLYMERS, LLC

One Rockefeller Plaza, 32nd Floor

New York, NY 10020

1st January 2002

Mr Roger P Morgan

19 Twickenham Road

Teddington

Middlesex TW11 8AQ

UK

Dear Roger

We are pleased to confirm your employment with Kraton Polymers LLC (the Company) with effect from 1st January 2002 and that your employment with Kraton Polymers International Limited is terminated by agreement on date of signature of this letter.

Outlined below are the key terms of your employment. In addition, you have received documents that describe the material terms of the Company’s equity program. Your terms of employment and the terms of the equity plan are for your information only and should be kept in the strictest of confidence and not revealed or divulged to colleagues or any third parties.

We anticipate that you will be entitled to purchase up to $200,000 of Management Class B Units in the Company as further described in Exhibit A. Additionally, should you choose to invest, for each Class B Unit you purchase, you will be granted 2.4 Class C Units. We will work with you to structure your investment in the most tax efficient manner. We are not at this point soliciting from you any indication of interest in the equity program.

The equity program is purely optional. Your colleagues will not know whether you have or have not participated unless you choose to tell them. You should be sure to consult your accountant or financial planner before making an investment decision.

With effect from the date hereof (the date of commencement of your employment with the Company) the following terms and conditions of employment apply:

•	Your position is that of Global Director Kraton D and Vice President Europe, Africa and Middle East. Your level of responsibility is commensurate with this position.

•	Your bonus opportunity will be the same as you had whilst you were employed by Shell, save that Key Performance Indicators will be adjusted and the payment of such bonus is in the discretion of the Company based on Company factors determined by the Board of Directors, with advice from the officers of the Company.

•	A Statement of your employment particulars, other than bonus and the option plan, are set out in the document attached as Exhibit B. These employment particulars form part of your terms and conditions of employment with the Company and you are required to sign the attached document.

•	You are required to sign the attached Confidentiality, Non-Competition and Proprietary Information Agreement as a condition of your employment with the Company. This is attached as Exhibit C.

•	The redundancy arrangements which apply to you are set out in the document attached as Exhibit D. These arrangements form part of your terms and conditions of employment with the Company and you are required to sign the attached document.

•	Your pension arrangements are set out in the document attached as Exhibit E. These arrangements form part of your terms and conditions of employment with the Company and you are required to sign the attached document.

•	Your contract of employment will be governed by English Law.

We sincerely hope you will enjoy working with us. If you have any questions, please contact Ian Snow or John Georges by telephone at any time.

Yours sincerely

/s/ Ian Snow
For and on behalf of Kraton Polymers LLC, Kraton Polymers International Limited

I agree to the terms set out in this letter.

SIGNED by	)	/s/ ROGER P MORGAN
ROGER P MORGAN	)

EXHIBIT A

EQUITY PROGRAM

As you know, Ripplewood Holdings L.L.C. (together with its affiliates, “Ripplewood”) and its co-investors are currently negotiating to purchase Shell Elastomers, LLC and Kraton Polymers Holdings B.V. (the “KRATON Business”) from Shell Oil Company and Shell Petroleum N.V. (the “Transaction”). Ripplewood intends to consummate the Transaction and hold the KRATON Business through a newly established company called RK Polymers LLC (the “Company”). In connection with the Transaction and with your employment with the Company, Ripplewood hopes to invite you (the “Executive”) in the near future to share in the indirect ownership of the Company (the “Investment”).

This is a summary indication of principal terms of the Investment. You should carefully read the full documentation for the Investment, which will be separately distributed to you in the near future.

Structure of the Investment:

•	In order to purchase the KRATON Business, Ripplewood established and funded a limited liability company called Ripplewood Chemical Holding LLC (“Investor Co.”). Investor Co. will own all of the equity of the Company, the entity established by Ripplewood to purchase and hold the KRATON business.

•	In order to facilitate your investment, Ripplewood established a second limited liability company called Ripplewood Chemical Management LLC (“Management Co.”). You will invest in the Company by purchasing Class B Units in Management Co. (“Class B Units”). For each Class B Unit you purchase, Management Co. will in turn purchase a Class B Unit in Investor Co. (“Investor Class B Units”). A Class B Unit is the economic equivalent of an Investor Class B Unit. If you purchase Class B Units you will also be awarded Class C Units in Management Co. (“Class C Units”) as further described below. Management Co. will hold one Class C Unit of Investor Co. (an “Investor Class C Unit”) for each Class C Unit granted to you. A Class C Unit entitles you to share in the excess value of the Company over the amount invested by Management Co. and the other equity investors pursuant to the Transaction. Investor Co. or another Ripplewood affiliate will be the “Managing Member” of Management Co., with the authority to control and manage the affairs of Management Co.

•	In connection with the Investment, the Executive will be required to execute the limited liability company agreement of Management Co. (the “Operating Agreement”), which will set out the definitive terms of your investment. Some of the material terms of the Investment are set forth below.

Terms of the Investment: The material terms of the Investment are set forth below.

•	The Company will assist any Executive who desires to obtain a loan to make the Investment.

•	Management Co.’s capitalization will consist of Class B Units and Class C Units as described above. Executives will purchase Class B Units and be granted an additional amount of Class C Units.

•	Forfeiture of Class C Units. Class C Units initially granted to Executive will be forfeited to the Managing Member of Management Co. according to the following schedule:

1.	If the Executive’s employment is terminated by the Executive without Good Reason before the fourth anniversary of the date of the Operating Agreement, as follows:

•	if from the time of employment to the 2nd anniversary: 100% of the Class C Units are forfeited;

•	if from the 2nd anniversary to the 3rd anniversary: 50% of the Class C Units are forfeited;

•	if from the 3rd anniversary to the 4th anniversary: 25% of the Class C Units are forfeited; and

•	after the 4th anniversary, none will be forfeited.

2.	If the Executive’s employment is terminated (i) by the Company without Cause or (ii) by the Executive with Good Reason, before the fourth anniversary of the date of the Operating Agreement, as follows:

•	if from the time of employment to the 1st anniversary: 100% of the Class C Units are forfeited;

•	if after the 1st anniversary to the 2nd anniversary: 50% of the Class C Units are forfeited;

•	if after the 2nd anniversary to the 3rd anniversary: 25% of the Class C Units are forfeited; and

•	after the 3rd anniversary, none will be forfeited.

3.	Notwithstanding the foregoing, if Executive’s employment is terminated for Cause, 100% of the Class C Units will be forfeited. If employment termination is due to (i) death or disability, or (ii) for any reason other than Cause after a change of control, then no Class C Units shall be forfeited.

•	Transfer of Units. Generally, neither the Class B nor Class C Units are transferable. A public market does not exist for the sale of Class B or Class C Units, and a public market for them may never exist.

•	Management Co.’s option to repurchase Class B Units and unforfeited Class C Units.

1.	Upon termination of Executive’s employment for any reason, Management Co. has the option to repurchase the Class B Units and unforfeited Class C Units from the Executive at their fair market value as determined in good faith by the Managing Member of Management Co.

2.	Notwithstanding the foregoing, upon termination of Executive’s employment by the Company for “Cause” (as defined in Exhibit B) or by Executive without “Good Reason” (as defined in Exhibit B), Management Co. may repurchase the Applicable Percentage of Class B Units held by the Executive for the price that is the lower of the book value of such Units or the fair market value of such Units.

3.	The Applicable Percentage is equal to

•	100% of the Class B Units held by the Executive if such termination occurs during Executive’s first two years of employment,

•	50% of the Class B Units held by the Executive if such termination occurs during Executive’s third year of employment,

•	25% of the Class B Units held by the Executive if such termination occurs during Executive’s fourth year of employment, and

•	0% of the Class B Units held by the Executive if such termination occurs at any time thereafter.

•	Distributions of Capital by Investor Co. Capital will be distributed first from Investor Co. to Management Co. and then from Management Co. to each Executive. Distributions from Investor Co. to Management Co. will be made as follows with respect to the total number of Investor Class B and Investor Class C Units held by Management Co.:

1.	First, 100% to holders of the Investor Co.’s Class A Preferred Units (“Class A holders”) until such holders have received distributions equal to such holder’s capital contribution less any distributions made for the purposes of paying taxes and any prior distributions.

2.	Second, 100% to the Class A holders until each Class A holder has been paid its guaranteed 14% per annum cumulative annual compounded return on its capital contribution less any distributions made for the purposes of paying taxes and any prior distributions.

3.	Third, 100% to the holders of Investor Class B Units, including Management Co. (“Class B holders”) until each Class B holder has received distributions equal to such holder’s capital contribution less any prior distributions (the “Realized Capital”).

4.	Fourth, 100% to the Class B holders until the cumulative distributions to each Class B holder, minus any distributions made for the purposes of paying taxes and minus such Class B holder’s Realized Capital, equal 8% per annum cumulative annual compounded return on such holder’s weighted average capital contribution for the relevant period.

5.	Fifth, 100% to Ripplewood until the cumulative distributions to Ripplewood equals 10% of the amounts distributed pursuant to clauses 3 and 4 above (other than amounts distributed thereunder to Management Co.), except for certain excluded amounts.

6.	Sixth, thereafter, 100% pro rata to all Class B holders and Class C holders, including Management Co.; provided that with respect to Class B and Class C holders other than Management Co., 10% of such amount will be paid to Ripplewood.

•	Distributions of Capital from Management Co. to Executive shall be made as follows:

1.	With respect to distributions on Investor Class B Units held by Management Co., 100% pro rata to the holders of Management Co.’s Class B Units.

2.	With respect to distributions on Investor Class C Units held by Management Co., 100% pro rata to the holders of Management Co.’s Class C Units.

•	Tag-Along/Drag-Along Rights. Management Co., as a holder of Investor Class B and Investor Class C Units., will receive certain rights to “tag-along,” or participate, in sales of Investor Class B Units by Ripplewood. Management Co. will give you notice of such events. Management Co. will only undertake to participate in any such “tag-along” event to the extent requested by, and with respect to the applicable Units of, the Executive.

In addition, Investor Class B and Investor Class C Units held by Management Co. will be subject to the right of Ripplewood to “drag-along” those Units, or force their sale, if Ripplewood transfers all or substantially all of its Investor Class B and Investor Class C Units. In this case, your Units in Management Co. will be converted into whatever consideration is received in that “drag-along” sale, and such Units themselves will cease to exist.

•	Tax Distributions. Because each of Investor Co. and Management Co. are “pass-through” entities for U.S. federal income tax purposes, as a member of Management Co., taxable income may be attributed to you for which you may not have received any distribution of income. It is the policy of the Managing Member to make tax distributions to unitholders provided that the Managing Member determines that adequate cash is made available to Management Co. for such distributions. The distributions will be made to you to enable you to pay taxes due with respect to income attributed to your Investment. Any amount of these tax distributions will reduce the amount of distributions to which you are otherwise entitled.

Exhibit B

DEFINITIONS

“Cause” shall mean (A) your continued failure substantially to perform your duties (other than as a result of total or partial incapacity due to physical or mental illness) for a period of ten days following written notice by the Company to you of such failure; provided, that it is understood this clause (A) shall not permit the Company to terminate your employment for Cause solely because of dissatisfaction with the quality of services provided by, or disagreement with the actions taken by, you in the good faith performance of your duties to the Company, (B) dishonesty in the performance of your duties, (C) an act or acts on your part constituting (x) a felony under the laws of the United States of any such state thereof or (y) a misdemeanor involving moral turpitude, (D) your willful malfeasance or willful misconduct in connection with your duties or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates, or (E) your breach of confidentiality, non-competition and assignment of inventions agreements.

“Good Reason” shall mean (A) a substantial diminution of your position or duties, (B) an adverse change in assignment of duties materially inconsistent with your position, (C) any reduction in your base salary or (D) failure of the Company to pay compensation or benefits when due under any employment agreement, in each case which is not cured within 30 days following the Company’s receipt of written notice from you describing the event constituting Good Reason.